Exhibit 10.50

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL BECAUSE IT WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AMENDMENT NO. 1

TO

LICENSE AGREEMENT

THIS AMENDMENT NO. 1 TO LICENSE AGREEMENT (“Amendment”) is effective as of June 1, 2020, and is entered into by and between ABG-SI, LLC (“Licensor’’), and GSP Nutrition, Inc. (“Licensee”), concerning that certain License Agreement by and between Licensor and Licensee dated as of January 1, 2020 (the “Agreement”). Licensor and Licensee may be hereinafter referred to, each individually, as a “Party”, and collectively, as the “Parties.”

1.	Defined Terms: Except as otherwise defined herein, all capitalized terms used herein shall have the meaning ascribed to them in the Agreement. For the avoidance of doubt, from and after the date hereof, references to the ‘Agreement’ in both the Agreement and this Amendment, shall refer to the Agreement as modified by the terms of this Amendment.

2.	Licensed Products.

(a)	From and after the date hereof, the Parties each hereby acknowledge and agree that, Section 4(a) of the Commercial Terms, shall be deleted in its entirety and replaced with the following:

“(a) “Products” shall be defined, individually and collectively, as the following:

Product Category	Specific Products	Designed For
Dietary and Nutritional Supplements	Tablets/Capsules, Softgel Tablets, Chewable Tablets, Lozenges, Gummies/Chews, Protein Bars, and Protein Powders/Concentrates (for preparing Sports Drinks or Energy Drinks).	Men, Women and Children
Shaker Bottles (subject to Section 4(d) of the Commercial Terms)	Shaker bottles, designed to be used together with those certain powder-based Products in the ‘Dietary and Nutritional Supplements’ Product Category	Men, Women and Children

(b)	From and after the date hereof, the Parties each hereby acknowledge and agree that, the following shall be added to the Commercial Terms as a new Section 4(d):

“(d) Notwithstanding anything stated herein to the contrary, all rights granted for ‘shaker bottles’ are non-exclusive. Licensee hereby acknowledges and agrees that Licensor is or may become party to one or more license agreement(s) with one or more third party licensee(s) (“3P Licensee(s)”) pursuant to which Licensor may grant to such 3P Licensee(s), among other things, the non-exclusive rights and license to manufacture, distribute, advertise, promote, market, offer for sale and sell (including, without limitation, to/through the Distribution Channels and Approved Accounts) shaker bottles in the Territory during the Term. Licensee acknowledges that Licensor has the right to enter one or more license agreement(s) for shaker bottles, and the same shall not be deemed a breach of this Agreement.”

3.	Scope. From and after the date hereof, the Parties each hereby acknowledge and agree that, Section 7 of the Commercial Terms, shall be deleted in its entirety and replaced with the following:

“Specifically excluding any rights related to the Derivatives, Licensor shall not enter into any agreement with a third party for the production and/or manufacture of Licensed Products or Products bearing the Excluded Brand (pursuant to Section 3(c) above), excluding shaker bottles, to be sold during the Term to/through the Distribution Channels in the Territory. For the avoidance of doubt, the rights granted to Licensee for shaker bottles are non-exclusive. Notwithstanding the foregoing or anything contained in the Agreement to the contrary, Licensee hereby acknowledges that Licensor has licensed, and will continue to license, the SPORTS ILLUSTRATED assets, including, without limitation, the Licensed Property in connection with co-branding / endorsement / collaboration projects and partnerships with third party brands (“Collaboration Rights”), and nothing contained herein shall prohibit Licensor from entering into one (1) or more agreements with any third parties for the Collaboration Rights and/or for the use of any and all rights in and to the Derivatives on Products in the Territory for the Distribution Channels.”

4.	Net Sales. From and after the date hereof, the Parties each hereby acknowledge and agree that, Section 10(a) of the Commercial Terms, shall be deleted in its entirety and replaced with the following:

“(a) “Net Sales” shall be defined, individually and collectively, as Net Retail Sales and Net Wholesale Sales, unless specifically identified:

(i)	“Net Retail Sales” shall be defined as: [***]; and

(ii)	“Net Wholesale Sales” shall be defined as: [***].”

5.	E-Comm Site; E-Comm Rights: From and after the date hereof, Licensor and Licensee each hereby acknowledge and agree as follows:

(a)	Certain Definitions. For purposes of the Agreement:

(i)	“Domain Name” shall be defined as: www.sportsillustratednutrition.com.

(ii)	“E-Comm Site(s)” shall be defined as: that certain Licensed Property branded e-commerce website within the Territory, including all mobile e-commerce variations thereof, for the sale of solely the Licensed Product(s) to retail customers in the Territory, which: (A) is currently located at www.sportsillustratednutrition.com: (B) and shall be operated by Licensee in accordance with the terms and conditions of this Agreement.

(iii)	“Customer Information” shall be defined as: [***].

(iv)	“Licensee Site” shall be defined as: the e-commerce site for the sale of ‘Greens First’ branded products located at the URL www.greensfirst.com.

(b)	E-commerce Rights.

(i)	Notwithstanding anything contained in this Agreement to the contrary, as a material condition precedent to the effectiveness of this Amendment, Licensee hereby agrees to perform all affirmative acts which may be necessary or desirable to record or perfect the transfer of the Domain Name to Licensor, or to secure registration before the applicable domain name registrar, at Licensee’s expense, as well as to cooperate with Licensor in obtaining and/or providing information required in any proceedings relating to the Domain Name, at Licensee’s expense, including, without limitation, cooperation in effectuating the transfer of the Domain Name, including in connection with the transmission of the necessary Registrant Name Change Agreements (RNCAs) or other written authorizations and instructions and/or to correspond with the applicable registrars to instruct and authorize transfer of the Domain Name, including, without limitation, by providing to Licensor a functioning user name and password, where available, or issuing corresponding transfer codes, sufficient for Licensor to administer the Domain Name. Licensee shall transfer the Domain Name to Licensor prior to the date this Amendment is fully executed (“Signing Date”).

(ii)	E-Comm Rights. The e-commerce rights granted to Licensee under this Agreement: (i) begin on the Signing Date; (ii) apply to Licensee’s operation of the E-Comm Site, including, but not limited to, the sale of Licensed Products therefrom; (iii) apply to the Territory; and (iv) shall be collectively defined herein as the “E-Comm Rights.”

(iii)	Scope of E-Comm Rights. Licensor hereby grants to Licensee during the Term, the non-transferrable, non-assignable, non-sublicensable, individual right and license to utilize the Licensed Property solely in connection with the operation of the E-Comm Site in the Territory and the sale of solely the Licensed Product(s) therefrom, in accordance with the terms and conditions of the Agreement. Without limiting the foregoing, Licensee may utilize a Sub-Contractor in connection with the operation of the E-Comm Site hereunder in accordance with the terms and conditions of the Agreement, including, but not limited to, Section 1(c)(iii) of the Standard Terms.

(iv)	Operation of E-Comm Site.

(A)	The E-Comm Site shall be built, designed and operated in accordance with all applicable Laws (as defined in the Standard Terms) and in accordance with the plans Approved in advance in writing by Licensor. Licensee hereby acknowledges that Licensee shall only be permitted to sell, and offer for sale, the Licensed Products through the E-Comm Site; it being understood that Licensee shall not be permitted to sell any third party products or services on/through the E-Comm Site and Licensee shall not include any third party content on the E-Comm Site without Licensor’s prior written approval, which may be given or withheld in Licensor’s sole discretion.

(B)	Notwithstanding anything contained in the Agreement to the contrary, the Parties hereto acknowledge and agree that: (I) as of the Signing Date, Licensor is the owner of the E-Comm Site including, without limitation, any URL(s), domains and custom top level and second level domains associated with the E-Comm Site, the Content (as hereinafter defined) and the Images (as hereinafter defined) and all Customer Information; (II) Licensee shall undertake all acts necessary to surrender control and facilitate the orderly transition of the E-Comm Site to Licensor and/or its designee(s) upon the expiration or earlier termination of this Agreement; (III) during the Term, Licensee shall share with Licensor all Customer Information other than customer credit card information, provided, however, Licensor shall not use such Customer Information for the purpose of directly marketing to such customers products offered by affiliates of Licensor under brand names other than the Licensed Property without the prior written approval of Licensee; and (IV) the use and operation of the E-Comm Site shall be subject to Licensor’s Approval process, and all other terms and conditions set forth in this Agreement, [***].

(C)	In connection with Licensee’s operation of the E-Comm Site hereunder, Licensee shall be responsible for the following activities which shall at all times be subject to the prior written Approval of Licensor:

(I)	Designing and developing the interface of the E-Comm Site in the manner and aesthetic Approved by Licensor.

(II)	Designing and developing the content of the E-Comm Site in the manner approved by Licensor in writing, which approval shall not be unreasonably delayed, including without limitation: (A) drafting product copy, (B) developing site imagery and content, (C) cadence for refresh of landing pages, imagery and content, (D) E-Comm Site refresh in accordance with applicable industry standards of other first class e-commerce sites for brands and products similar to the Licensed Property and Licensed Products in the Territory (“Industry Standards”), and (E) video content (collectively, the “Content”).

(III)	Providing hosting and maintenance services for the E-Comm Site, including, without limitation, E-Comm Site functionality, interface, data storage, management of services and/or tools provided by third party vendors and upgrading such services and/or tools as necessary to keep the E-Comm Site operating with current and up-to-date technology.

(IV)	Launching a fully operational E-Comm Site on or before July 14, 2020 (the “Launch Date”).

(V)	Creating and maintaining interactive marketing platforms and programs for use on or in connection with the E-Comm Site.

(VI)	Conducting comprehensive marketing activities, including, without limitation: (a) Search Engine Ad Programs, (b) Search Engine Optimization, (c) Pay-Per-Click, (d) Affiliate Marketing Programs, (d) E-mail Marketing Programs, (e) Website Analytics, (f) Remarketing Programs, (g) Social Media Marketing, (h) Text Marketing and (g) Direct Mail Campaigns.

(VII)	Shooting and editing high-resolution photos, of each Licensed Product’s unique style and color combination (“SKU”) for sale through the E-Comm Site (“lmage(s)”), and ensuring that the E-Comm Site displays a reasonable number of Images (e.g., front, back and side) for each SKU as directed and Approved by Licensor. Notwithstanding the foregoing, Licensee may use 30 design images (“30 Designs”) in lieu of Images but shall use commercially reasonable efforts to replace such 30 Designs with Images as soon as commercially practicable.

(VIII)	Providing any and all Images, requested by Licensor to Licensor and/or any third party designated by Licensor at no charge to Licensor and/or any such third party, which Licensor and/or any such third party shall be free to use for any purpose. Licensee shall provide Licensor and/or any such third party with details of any and all restrictions regarding the use of any Images (if any).

(IX)	Providing customer care services during customary business hours or times in the applicable portion of the Territory, in accordance with Industry Standards.

(X)	Managing the storage and warehousing of Licensed Products, as applicable.

(XI)	Displaying Licensed Product pricing in all local currencies within the Territory and coordinating payment processing for customer purchases of the Licensed Products.

(XII)	Managing the fulfillment, shipping, handling and delivery of Licensed Products to customers.

(XIII)	Offering discounts and markdowns on Licensed Products according to plans Approved by Licensor.

(XIV)	Providing Licensor with marketing reports and marketing analytics including, but not limited to: E-Comm Site traffic, references, marketing channels (e.g., organic marketing, paid affiliate marketing, etc.) at Licensor’s request, other marketing information relating to the E-Comm Site as requested by Licensor from time to time in connection with the comprehensive marketing activities to be conducted by Licensee hereunder (“Marketing Report(s)”), such Marketing Reports shall be submitted to Licensor within fourteen (14) days of Licensor’s request and shall provide information for the immediately preceding calendar month.

(XV)	Developing a safe and secure environment for users of the Licensed Platforms (including, without limitation, when collecting and maintaining Customer Information and processing payment transactions, etc.) as well as an appropriate Privacy Policy and Terms of Use for such users in accordance with the terms of the Agreement and all applicable Laws, including, without limitation, the California Consumer Privacy Act (“CCPA”) and the General Data Protection Regulation under E.U. law (as and if applicable) (“GDPR”)

(XVI)	[***].

6.	Except as modified by this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

7.	This Amendment may be signed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile, photographic and/or PDF copies of counterpart signature pages shall be deemed original counterpart pages for all purposes hereunder.

8.	This Amendment shall be governed by, and construed in accordance with, the law of the State of New York applicable to contracts made and to be performed in the State of New York, without regard to conflicts of law principles.

9.	In the event one or more of the provisions of this Amendment, should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

AGREED AND ACCEPTED		AGREED AND ACCEPTED

LICENSEE:		LICENSOR:
GSP Nutrition, Inc.		ABG-SI, LLC

By:	/s/ Stuart Benson	By:	/s/ Jay Dubiner
Print:	Stuart Benson	Print:	Jay Dubiner
Title:	Co-Chairman	Title:	General Counsel
Date:	6/24/2020	Date:	6/26/2020 12:11 PM EDT

This Exhibit A is attached to and made part of the Agreement between ABG-SI, LLC (“Licensor”) and GSP Nutrition, Inc. (“Licensee”), dated as of the Effective Date.

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This Exhibit B is attached to and made part of the Agreement between ABG-SI, LLC (“Licensor’’) and GSP Nutrition, Inc. (“Licensee’’), dated as of the Effective Date.

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